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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE: December 7, 1999
CONTACT: Martin Katz, Media: 302-571-7288 or katz.wsfs@dol.net Mark Turner, Investor Relations: 302-571-7160 or turnerm.wsfs@dol.net


                     WSFS ANNOUNCES INITIATIVE TO EXPAND ITS
                          HOME EQUITY LENDING BUSINESS

WSFS Financial Corporation (NASDAQ/NMS: WSFS), the parent company of Wilmington Savings Fund Society, FSB (WSFS, the Bank) today announced an initiative to expand its Home Equity Lending (HEL) business, building on the success of its current subprime Home Equity Lending subsidiary, Community Credit Corporation
(CCC).

In expanding its HEL business, WSFS, through CCC will continue to directly originate loans in its geographic footprint. Additionally, WSFS will establish relationships outside of its footprint with mortgage brokers who will refer prospects to WSFS. WSFS plans to directly underwrite and originate loans to investor specifications, and sell substantially all the loans into the cash market, generating fee income for the Bank. Generally, loans will be sold within 45 days of origination. WSFS also intends to retain a portion of those originations which are consistent with the current standards of CCC -- generally lower loan-to-value, higher credit quality subprime loans.

WSFS anticipates that over the next three years the pipeline of "held-for-sale" loans and loans retained by WSFS will increase but will not be greater than 10% of total assets. WSFS expects that the short term incremental impact on operating results of this expansion will cost approximately $.05 to $.10 per share, in total, over the next twelve months, primarily from the hiring of new management and staff, the opening of new offices, and other costs associated with the prudent expansion of this business line. WSFS expects the majority of these expansion costs to be offset by the improved performance from other business lines. WSFS also expects the HEL expansion itself to be cumulatively accretive to earnings per share by the end of the second full year of operation.

An integral part of this expansion is attracting seasoned executive management to CCC to lead the expansion. WSFS is pleased to announce that Jerry Schiano has been appointed President and CEO of CCC. Mr. Schiano has 16 years of experience in the consumer financial services industry, most recently at ContiMortgage in nearby Horsham, PA, where, as Senior Vice President of Sales, he was responsible for a division of over 300 employees and $200 million per month in loan production. Mr. Schiano has also recruited to CCC Daniel J. Egan, former Chief Financial Officer of ContiMortgage, who has 13 year's experience in the HEL industry, and Carl Lutz, who has held various management


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positions in the HEL industry over the past 12 years, to help execute the new
CCC business plan. Mr. Egan will serve as Chief Financial Officer and Mr. Lutz will serve as Chief Operating Officer of CCC. To reflect the new management and new business plan, CCC will be renamed Wilmington National Finance.

In 1994 WSFS started CCC in order to meet the credit needs of individuals and families in WSFS' market who do not qualify for bank credit, yet have substantial equity in their home. Since 1994, that business has grown to approximately 2% of WSFS total assets and has returned approximately 2% on assets, with negligible credit losses. Marvin N. Schoenhals, Chairman, President and CEO of WSFS said "Our success with CCC over the last five years has convinced us that the HEL business, conducted within a bank, and prudently managed, can provide very attractive risk-adjusted returns. We are pleased to have secured the experience and talents of Jerry Schiano and his team. They bring not only a wealth of industry knowledge, but also significant contacts in the industry with brokers, investors and potential new associates. Our arrangement with Jerry and his team focuses them on the measured and profitable expansion of this business. Furthermore, we believe internal expansion will allow us to grow this business with the appropriate cost structure in a well-controlled manner from the outset. With Jerry's leadership and the Bank's infrastructure, access to lower-cost funding, and strong credit culture, we believe CCC's success will be continued and expanded."

WSFS Financial Corporation is a $1.7 billion financial services Company. Its principal subsidiary, Wilmington Savings Fund Society, FSB, operates 24 retail banking offices in New Castle County and Dover, Delaware, as well as Chester, Delaware and Montgomery Counties in Pennsylvania. Other operating subsidiaries include WSFS Credit Corporation; Community Credit Corporation; and 838 Investment Group, Inc. For more information, please visit our website at www.wsfsbank.com.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, that involve risk and uncertainty. It should be noted that a variety of factors could cause actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties include, but are not limited to, the growth of the economy, interest rate movements, timely development of technology enhancements for its products and operating systems, the impact of competitive products, services and pricing, customer-based requirements, Congressional legislation, regulation and similar matters. Readers of this release are cautioned not to place undue reliance on forward-looking statements which are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations. WSFS Financial Corporation does not undertake and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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